UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2026

Regal Rexnord Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 West Michigan Street, Milwaukee, Wisconsin 53203
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s Telephone Number: (608) 364-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	RRX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2026, Regal Rexnord Corporation (the “Company”) announced that Aamir Paul will succeed Louis V. Pinkham as the Company’s Chief Executive Officer, effective no later than July 1, 2026, upon the conclusion of his responsibilities with his current employer, Schneider Electric SE (“Schneider”).  The Board of Directors (the “Board”) of the Company has also determined that Mr. Paul will serve on the Board as a director, effective on the commencement of his employment with the Company and the resignation of Mr. Pinkham as a director, with an initial term continuing until the Company’s 2027 annual meeting of shareholders.  The Company had previously announced Mr. Pinkham’s transition on October 29, 2025.

Mr. Paul, age 48, has served as President of North America and a member of the Executive Committee of Schneider, a leading global energy management and automation company, since 2022.  Prior to this, Mr. Paul held positions of increasing responsibility at Schneider from 2013 to 2022, including as U.S. Country President for more than three years, where he was responsible for its commercial operations, and as the leader of the Business Operations and the National Sales teams for the U.S. Mr. Paul also previously worked at Dell Technologies Inc., a global technology company, where he held several key roles, including serving as Senior Vice President of Server Solutions, leading the development and execution of the go-to-market strategy for key markets and customer segments worldwide. Mr. Paul also serves as a board member of USG Corporation, a privately-held manufacturer of building materials and innovative solutions, and as director for the National Association of Manufacturers (NAM), the National Electrical Manufacturers Association (NEMA), National Association of Electrical Distributors, and the Executives’ Club of Chicago. Mr. Paul holds a Bachelor of Science degree in chemical engineering from Northwestern University and has completed advanced management studies at The University of Chicago Booth School of Business and INSEAD.

In connection with his appointment as Chief Executive Officer, Mr. Paul entered into an offer letter with the Company providing for an annual base salary of $1,200,000, an annual target bonus opportunity equal to 130% of base salary (pro-rated for 2026), eligibility for an annual long-term incentive award with a target value of $7,250,000 for 2026, and eligibility to participate in the Company’s other employee benefit plans.  To compensate Mr. Paul for certain compensation that he will forfeit from Schneider, he will also receive (i) a sign-on cash award of $575,000, repayable upon a termination for cause or a resignation without good reason within one year of the commencement of his employment with the Company and (ii) a grant of restricted stock units with a value of $8,200,000, vesting ratably on the first and second anniversaries of the grant date or earlier upon a termination without cause or a resignation for good reason.  Mr. Paul will be eligible to participate in the Company’s Executive Severance Policy at the benefit levels applicable to the Chief Executive Officer and to receive severance benefits thereunder in the event of a termination without cause or resignation for good reason.

As previously disclosed, effective as of June 30, 2026, or an earlier mutually agreed date, Mr. Pinkham will cease to serve as the Company’s Chief Executive Officer and in all other officer and director positions he holds at the Company and its affiliates.

Item 7.01 Regulation FD Disclosure.

On April 22, 2026, the Company issued a press release announcing the appointment of Mr. Paul.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter with Aamir Paul.
99.1	Press Release.
104.1	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL REXNORD CORPORATION

Date: April 22, 2026	By:	/s/ Molly Johnson
		Name:	Molly Johnson
		Title:	Vice President, Associate General Counsel & Assistant Secretary